Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

KBW, Inc. Announces 2011 Second Quarter and First Half Results and Declares Quarterly Cash Dividend

New York, NY – July 29, 2011 – KBW, Inc. (NYSE: KBW), a full-service investment bank that specializes in the financial services sector, today announced revenues of $64.0 million and a net loss of $4.2 million, or $0.14 per diluted share, for the quarter ended June 30, 2011. This compares with total revenues of $105.8 million and non-GAAP operating net income of $9.3 million, or $0.26 per diluted share, for the second quarter of 2010 and total revenues of $95.2 million and net income of $4.6 million, or $0.13 per diluted share, for the first quarter of 2011.  See “Non-GAAP Financial Measures” below for a reconciliation of our non-GAAP operating results to our GAAP results. GAAP net income for the second quarter of 2010 was $8.2 million, or $0.22 per diluted share.

Chairman and Chief Executive Officer John Duffy said “We are disappointed with our results.  While there was a negative impact felt in most of our business lines, the impact of the global market conditions was most reflected in a significant drop in the number of Capital Markets transactions, compared to record results in the first half of 2010. M&A activity in the financial sector has been muted, as concerns about asset values continue.  These conditions also impact our commissions and trading businesses in all regions, affecting both commissions and trading results.  We believe that the need for more capital will lead to more capital markets activity and that the level of merger and acquisition activity in the commercial banking sector in the U.S. will accelerate.  Given the current environment, we are conducting an in-depth review of all costs of doing business and resources with the objective of ensuring that our expense base includes only necessary resources to maintain our franchise and grow market share.

Our Board of Directors has declared a regular quarterly dividend of $0.05 per share reflecting our strong cash and capital position.”

Total revenues were $159.2 million with net income of $0.4 million for the six months ended June 30, 2011.  This compares with total revenues of $239.1 million and non-GAAP operating net income of $22.4 million, or $0.62 per diluted share, for the first six months of 2010.  GAAP net income for the first six months of 2010 was $19.8 million, or $0.54 per diluted share.

Highlights for the quarter include:

•
Investment banking revenue was $15.2 million compared with $61.2 million for the second quarter of 2010.  The decrease reflects the completion of fewer equity capital market and M&A transactions.  Investment banking revenue decreased $22.4 million, or 59.6%, compared with the first quarter of 2011 on lower equity capital markets transaction revenue.

•
Commissions revenue was $32.2 million compared with $36.1 million for the second quarter of 2010, a decrease of $3.9 million, or 10.8%, primarily due to lower U.S. equity commissions.  Commissions revenue decreased $2.2 million, or 6.5%, compared with the first quarter of 2011.

•
Principal transactions revenue increased $8.7 million to $12.0 million compared with $3.3 million for the second quarter of 2010, primarily due to higher fixed income revenue and net trading gains.  Compared with the first quarter of 2011, principal transactions revenue decreased $5.4 million, or 31.1%, primarily due to lower fixed income revenue.

•
The  compensation ratio was 60.7% compared with a non-GAAP operating compensation ratio (GAAP compensation and benefits expense adjusted for the 2006 initial public offering restricted stock awards amortization as a percentage of total revenues) of 59.5% for the second quarter of 2010 and a GAAP compensation ratio of 59.5% for the first quarter of 2011.  The GAAP compensation ratio was 61.5% for the second quarter of 2010.  Compensation and benefits expense was $38.9 million compared with non-GAAP operating compensation and benefits expense of $63.0 million for the second quarter of 2010, a decrease of $24.1 million, or 38.2%, and GAAP operating compensation and benefits expense of $56.6 million for the first quarter of 2011, a decrease of $17.7 million, or 31.3%.  GAAP compensation and benefits expense was $65.1 million for the second quarter of 2010.

•
Non-compensation expenses were $32.0 million compared with $25.9 million for the second quarter of 2010, an increase of $6.1 million, or 23.7%, primarily due to higher professional services expenses.    Non-compensation expenses increased slightly compared with the first quarter of 2011.

•	As of June 30, 2011, preliminary stockholders’ equity, which was all tangible, amounted to $434.1 million and preliminary book value per share was $14.02.

Highlights for the first half include:

•	Investment banking revenue was $52.9 million compared with the record $131.1 million for the first six months of 2010, primarily due to lower equity capital markets transaction revenue.

•	Commissions revenue was $66.6 million compared with $71.5 million for the first six months of 2010, a decrease of $4.9 million, or 6.8%, primarily due to lower U.S. equity commissions.

•	Principal transactions revenue was $29.3 million compared with $22.3 million for the first six months of 2010, an increase of $7.0 million, or 31.3%, primarily due to higher trading gains.

•
The  compensation ratio was 60.0% compared with a non-GAAP operating compensation ratio (GAAP compensation and benefits expense adjusted for the 2006 initial public offering restricted stock awards amortization as a percentage of total revenues) of 59.5% for the first six months of 2010.  Compensation and benefits expense was $95.5 million compared with non-GAAP operating compensation and benefits expense of $142.3 million for the first six months of 2010, a decrease of $46.7 million, or 32.9%.  The GAAP compensation ratio was 61.5% for the first six months of 2010.   GAAP compensation and benefits expense was $146.9 million for the first six months of 2010.

•	Non-compensation expenses were $62.8 million compared with $57.0 million for the first six months of 2010, an increase of $5.8 million, or 10.1%, primarily due to higher business development expenses.

Capital Management and Other Matters

The Company also announced today that its board of directors has declared a cash dividend with respect to the second quarter in an amount equal to $0.05 per share of its outstanding common stock.  The dividend is payable on September 15, 2011 to shareholders of record on September 2, 2011.

During the second quarter of 2011, the Company repurchased and retired 1,139,222 shares of the Company’s common stock pursuant to a stock repurchase program authorized by the board of directors in July 2010. The average price per share repurchased was $20.94, or $23.9 million in the aggregate. The Company has $27.9 million remaining of the total repurchase amount authorized under the program.

KBW, Inc. expects to file its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission on or about August 9, 2011.

Conference Call Access and Availability on Company Website

A conference call with management to discuss financial results for the quarter and six months ended June 30, 2011 will be held today at 9:00 a.m. eastern time, and can be accessed at (866) 713-8567 within U.S. and Canada)/(617) 597-5326 (International) (Code: 31166514). A replay of the call will be available approximately two hours post-call at (888) 286-8010  (within U.S. and Canada)/(617) 801-6888  (International) (Code: 38611199).  A live audio webcast and delayed replay will also be available for seven days by going to our website, http://www.kbw.com, then clicking “Investor Relations” and then “Event Calendar”.  As promptly as practical after the call, a full written transcript of the call will also be made available on our website and may be accessed by clicking “Investor Relations” and then “Event Calendar”.

About KBW

KBW, Inc. through its subsidiaries Keefe, Bruyette & Woods, Inc., Keefe, Bruyette & Woods Limited, Keefe, Bruyette & Woods Asia Limited and KBW Asset Management, Inc. is a full service investment bank specializing in the financial services industry.

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements.  In some cases, you can identify these statements by words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue”, the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our most recently filed annual report on Form 10-K  and our subsequently filed quarterly reports on Form 10-Q, which are available at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

KBW, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except per share information)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010
Revenues:
Investment banking	$15,204	$37,648	$61,173	$52,852	$131,135
Commissions	32,190	34,429	36,098	66,619	71,502
Principal transactions, net	11,952	17,340	3,262	29,292	22,309
Interest and dividend income	3,151	3,204	3,670	6,355	6,554
Investment advisory fees	301	284	497	585	791
Other	1,234	2,278	1,106	3,512	6,825

Total revenues	64,032	95,183	105,806	159,215	239,116

Expenses:
Compensation and benefits	38,895	56,634	65,059	95,529	146,937
Occupancy and equipment	5,629	5,659	5,503	11,288	11,115
Communications and data processing	9,088	8,695	8,159	17,783	15,815
Brokerage and clearance	4,580	4,916	3,780	9,496	8,866
Business development	4,637	4,624	3,801	9,261	7,261
Professional services	4,636	3,702	2,152	8,338	9,213
Interest	356	309	267	665	525
Other	3,093	2,852	2,225	5,945	4,214
Non-compensation expenses	32,019	30,757	25,887	62,776	57,009
Total expenses	70,914	87,391	90,946	158,305	203,946
(Loss) / income before income taxes	(6,882)	7,792	14,860	910	35,170
Income tax (benefit) / expense	(2,634)	3,151	6,704	517	15,393
Net (loss) / income	$(4,248)	$4,641	$8,156	$393	$19,777

Earnings per share:
Basic	$(0.14)	$0.13	$0.22	$-	$0.54
Diluted	$(0.14)	$0.13	$0.22	$-	$0.54
		.
Dividends declared per share	$0.05	$0.05	$-	$0.10	$-

Weighted average number of common
shares outstanding:
Basic	32,579,146	33,122,382	32,481,478	32,849,263	32,361,823
Diluted	32,579,146	33,122,382	32,481,478	32,849,263	32,361,823

Non-GAAP Financial Measures

We have reported in this press release our compensation and benefits expense, compensation ratio, net income and diluted earnings per share on a non-GAAP basis (“Non-GAAP Financial Measures”) for the three and six months ended June 30, 2010.  Each of the Non-GAAP Financial Measures excluded compensation and benefits expense related to the amortization of IPO restricted stock awards, which were granted in November 2006 and fully vested in November 2010.  While we have granted restricted stock awards and other share-based compensation in connection with our regular compensation of employees and new hires, we do not expect to make any such substantial grants to employees as we did when we granted the restricted stock awards in connection with our IPO.

Our management utilized non-GAAP calculations in understanding and analyzing our financial results.  Specifically, our management believes that these Non-GAAP Financial Measures provided useful information by excluding the compensation and benefits expense related to the amortization of the IPO restricted stock awards, which may not be indicative of our core operating results and business outlook. Our management believes that these Non-GAAP Financial Measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of our results in the current period to those in prior periods and future periods. Such periods did not and likely will not include substantial grants of restricted stock awards to employees such as the Company-wide IPO restricted stock awards or a substantial special dividend. Our reference to these Non-GAAP Financial Measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These Non-GAAP Financial Measures are provided to enhance investors’ overall understanding of our current financial performance.

A limitation of utilizing these Non-GAAP Financial Measures is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Therefore, management believes that our GAAP measures of compensation and benefits expense, compensation ratio, net income and diluted earnings per share and the same respective Non-GAAP Financial Measures of our financial performance should be considered together.

The following provides details with respect to reconciling compensation and benefits expense, compensation ratio, net income and diluted earnings per share on a GAAP basis for the three and six months ended June 30, 2010 to the aforementioned captions on a non-GAAP basis.

	Three Months Ended	Six Months Ended
	June 30, 2010	June 30, 2010
	(dollars in thousands, except per share information)

Compensation and benefits expense:
Compensation and benefits expense - GAAP basis	$65,059	$146,937
Adjustment to exclude amortization expense of the IPO awards (a)	(2,105)	(4,663)
Non-GAAP operating compensation and benefits expense (b)	$62,954	$142,274

Compensation ratio (c):
Compensation ratio - GAAP basis	61.5%	61.5%
Non-GAAP operating compensation ratio (b)	59.5%	59.5%

Net income:
Net income - GAAP basis	$8,156	$19,777
Adjustment to exclude amortization expense of the IPO awards,
net of tax benefit (a)	1,158	2,622
Non-GAAP operating net income (b)	$9,314	$22,399

Diluted earnings per share:
Diluted earnings per share - GAAP basis	$0.22	$0.54
Adjustment to exclude amortization expense of the IPO awards,
net of tax benefit (a)	0.04	0.08
Non-GAAP operating diluted earnings per share (b)	$0.26	$0.62

(a)
The adjustment represents the exclusion of the compensation expense related to the amortization of the IPO restricted stock awards, which were granted to employees in November 2006 and fully vested in November 2010.

(b)	A non-GAAP financial measure that management believes provides the most meaningful comparison between historical, present and future periods.
(c)	The compensation ratio was calculated by dividing compensation and benefits expense by total revenues for each respective period.

Further information regarding these Non-GAAP Financial Measures is included in our annual report on Form 10-K, which, upon filing, is available to the public at the Securities and Exchange Commission’s (SEC) website at http://www.sec.gov and at our website at http://www.kbw.com. You may also read and copy this report at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Contacts

Investors:
KBW Investor Relations
Alan Oshiki, 866-529-2339
or
Media:
Intermarket Communications
Krista Eccleston, 212-754-5415

Source: KBW, Inc.